EXHIBIT 11

                         ACNIELSEN CORPORATION
            COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                         ON A DILUTED BASIS (a)


Dollar Amounts in Millions, Except Per Share Data                                         1998           1997           1996
                                                                                          ----           ----           ----
                                                                                          (Average share data in thousands)

Weighted-average number of common shares outstanding                                    57,236         57,139         56,712
Dilutive effect of shares issuable as of year-end under stock option plans               2,010            976            243
Adjustment of shares applicable to stock options and stock appreciation rights
   exercised during the year                                                               588            254             27
                                                                                 ============== ============== ==============
Weighted average number of shares on a diluted basis                                    59,834         58,369         56,982
                                                                                 ============== ============== ==============

                                                                                 ============== ============== ==============
Net Income                                                                               $57.2          $35.9          $15.8
                                                                                 ============== ============== ==============

                                                                                 ============== ============== ==============
Earnings per share of common stock on a diluted basis                                     $.96           $.62           $.28
                                                                                 ============== ============== ==============

(a) All periods prior to November 1, 1996 reflect the adjusted share and option activity of The Dun and Bradstreet Corporation. Options to purchase 1,309,000 shares of common stock at share prices ranging from $26.19 to $27.75 and 1,864,788 shares of common stock at prices ranging from $16.08 to $17.05 per share were outstanding at the end of the years 1998 and 1996, respectively, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.